Exhibit 3.2

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 884-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number
20180446395-92
Filling Date and Time
10/12/2018 8:30 AM
Entity Number
E0776232008-6

USE BUCK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE 18 FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

Synthetic Biologics, Inc.

2. The original class or series of stock set forth:

Series B Convertible Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

Section 2 is hereby amended to read as follows:

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series B Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to Fifteen Thousand Seven Hundred Twenty Three (15,723) (which shall not be subject to increase without the written consent of a majority of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0,001 per share and a stated value equal to $1,000 (the “Stated Value”).

4. As of the date of this certificate no shares of the class or series of stock have been Issued.

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X	/s/ Steven A. Shallcross
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to Include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Designation - Before

Revised : 1-5-15

SYNTHETIC BIOLOGICS, INC.

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS

The undersigned, constituting all of the members of the Board of Directors (the “Board”) of Synthetic Biologics, Inc. (the “Corporation”) and acting by written consent in lieu of a meeting in accordance with Section 78.315 of the Nevada Revised Statutes, hereby adopt the following resolutions:

WHEREAS, the Board has previously approved the public offering of the securities of the Corporation in an amount up to $30,000,000 (the “Offering”) through the issuance of the following securities of the Corporation: (i) Class A Units, each unit comprised of one share of common stock, par value $0.001 (the “Common Stock”), and one warrant to purchase one share of Common Stock (a “Warrant” or the “Warrants”) and (ii) for any investor whose purchase of Class A Units would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Corporation’s outstanding common stock immediately following the consummation of the offering, Class B Units, each unit comprised of one share of Series B Convertible Preferred Stock and one Warrant (the Class A Units and the securities included therein and the Class B Units and the securities included therein being referred to as the “Securities”). in a bona fide public offering with A.G.P./Alliance Global Partners, as representative of the underwriters (“A.G.P.”) on an underwritten firm commitment basis pursuant to the registration statement on Form S-1, as amended (File No. 333-227400) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and which was declared effective by the Commission on October 10, 2018; and

WHEREAS, the Corporation filed a Certificate of Designation with the Secretary of State of the State of Nevada on October 11, 2018 (the “Certificate of Designation”) designating 15,102 shares of its preferred stock as Series B Convertible Preferred Stock and due to an administrative error on the part of A.G.P., the Corporation desires to correct this error and issue an additional 621 shares of preferred stock that are designated as Series B Convertible Preferred Stock, such that the total number of Series B Convertible Preferred Stock that will be issued is 15,723 shares.

RESOLVED, that the appropriate officer of the Corporation (the “Authorized Officer”) be, and hereby is, authorized to file with the Secretary of State of the State of Nevada an amendment to the Certificate of Designation for the Series B Convertible Preferred Stock substantially in the form annexed hereto as Exhibit A to increase the number of shares of preferred stock that are designated as Series B Convertible Preferred Stock to 15,723 Series B Convertible Preferred Stock.

This consent is being signed on October 11, 2018. This consent may be signed in counterparts, each of which shall be deemed an original and all together shall constitute one and the same consent.

/s/ Jeffrey J. Kraws
Jeffrey J. Kraws

/s/ Scott L. Tarriff
Scott L. Tarriff

/s/ Jeffrey Wolf
Jeffrey Wolf